UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 4, 2015

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of	(Commission	(I.R.S. employer
incorporation or organization)	File No.)	identification number)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(855) 449-9642

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On May 6, 2015, the Company issued a press release announcing its financial results for the quarter ended March 31, 2015 and a reduction in force. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information furnished in Item 2.02 of this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On May 4, 2015, the Audit Committee of the Company’s Board of Directors approved a planned reduction in force of 364 employees and contractors, constituting approximately 18% of the Company’s current workforce, as part of an overall plan to reduce the Company’s cost structure.

In conjunction with its plan to reduce overall costs, the Company estimates it will incur approximately $80 million to $90 million in total restructuring expenses, of which approximately $75 million to $85 million will result in future cash expenditures. The Company expects to recognize pre-tax restructuring charges of approximately $18 million to $22 million in the quarter ended June 30, 2015. These second quarter costs will consist of severance and other employee-related costs (approximately $8 million to $12 million), lease, contract termination and other costs (approximately $10 million). The Company expects the remaining restructuring expenses to be incurred in the second half of 2015 and the first quarter of 2016.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is filed with this report on Form 8-K:

Exhibit Number	Description

99.1	Press release issued by Zynga Inc., dated May 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: May 6, 2015	By:	/s/ David Lee
David Lee
Chief Financial Officer and
Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release issued by Zynga Inc., dated May 6, 2015.